As filed with the Securities and Exchange Commission on June 14, 2019

Registration No. 333-229336

Registration No. 333-189302

Registration No. 333-170236

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration Statement No. 333-229336

Form S-8 Registration Statement No. 333-189302

Form S-8 Registration Statement No. 333-170236

UNDER

THE SECURITIES ACT OF 1933

CONTANGO OIL & GAS COMPANY

(Exact name of registrant as specified in its charter)

Texas	95-4079863
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

717 Texas Avenue, Suite 2900

Houston, TX 77002

(713) 236-7400

(Address of Principal Executive Offices)

Contango Oil & Gas Company Second Amended and Restated 2009 Long Term Incentive Plan

Crimson Exploration Inc. 2005 Stock Incentive Plan, as amended and restated effective as of October 1, 2013 and as assumed by Contango Oil & Gas Company, effective October 1, 2013

(Full Title of the Plan)

Sergio Castro

Vice President and Treasurer

717 Texas Avenue, Suite 2900

Houston, Texas 77002

(713) 236-7400

(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

EXPLANATORY NOTE

This Post-Effective Amendment is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”) and constitutes Post-Effective Amendment No. 1 to Registration Statement No. 333-229336, Registration Statement No. 333-189302 and Registration No. 333-170236.

Pursuant to an Agreement and Plan of Merger dated as of April 26, 2019 (the “Merger Agreement” and, as consummated, the “Merger”), on June 14, 2019, Contango Oil & Gas Company, a Delaware corporation (“Contango-Delaware”), merged with and into MCF Merger Sub Corp., a Texas corporation and wholly owned subsidiary of Contango-Delaware (“Contango-Texas”), with Contango-Texas continuing as the surviving corporation named “Contango Oil & Gas Company” (the “Reincorporation”). The Merger, including the resulting Reincorporation, was approved by Contango-Delaware’s stockholders at the 2019 Annual Meeting of Stockholders on June 14, 2019 for which proxies were solicited pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Contango-Delaware and Contango-Texas, as issuer and successive issuer, pursuant to Rule 12g-3 of the Exchange Act, respectively, are collectively referred to herein as the “Registrant”.

Upon the effectiveness of the Reincorporation, among other matters, (1) the internal affairs of the Registrant ceased to be governed by the Delaware General Corporation Law (“DGCL”) and became subject to the Texas Business Organizations Code (the “TBOC”), (2) each outstanding share of common stock of Contango-Delaware was converted into one share of common stock of Contango-Texas, and (3) the certificate of incorporation and the bylaws of Contango-Delaware that were in effect immediately prior to the Merger were replaced by the certificate of formation and bylaws of Contango-Texas approved in connection with the Reincorporation, which were set forth in the Proxy Statement in connection with the 2019 Annual Meeting of Stockholders.

This Amendment pertains to the adoption by the Registrant of the below-listed registration statements on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”):

•	Registration Statement No. 333-229336, filed with the Securities and Exchange Commission (the “SEC”) on January 23, 2019;

•	Registration Statement No. 333-189302, filed with the SEC on October 8, 2013; and

•	Registration Statement No. 333-170236, filed with the SEC on October 29, 2010.

In accordance with Rule 414 of the Securities Act, this Post-Effective Amendment is being filed solely to reflect the Reincorporation or as necessary to keep the Registration Statements from being misleading in any material respect. In accordance with paragraph (d) of Rule 414 of the Securities Act, except as modified by this Post-Effective Amendment, Contango-Texas, as successor issuer to Contango-Delaware pursuant to Rule 12g-3 of the Exchange Act, hereby expressly adopts each Registration Statement as its registration statements for all purposes of the Securities Act and the Exchange Act.

Registration fees in connection with the Registration Statements were paid at the time of the filing of the applicable Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to employees as specified by Rule 428(b)(1). Such documents need not be filed with the SEC either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3 Incorporation of Documents by Reference.

The following documents, which have been filed with the SEC, are incorporated by reference into the Registration Statements and shall be deemed a part thereof, provided, however, that we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, except as specified below:

(1)     Our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, including information specifically incorporated by reference therein from our Proxy Statement for our 2019 Annual Meeting of Stockholders;

(2)     Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019;

(3)     Our Current Reports on Form 8-K filed on February  6, 2019, March 26, 2019, April  17, 2019 and June 14, 2019 (in each case excluding any information furnished pursuant to Item 2.02 or Item 7.01); and

(4)    The description of our common stock contained in the Contango-Texas’s Registration Statement on Form S-3/A, as filed with the SEC on June 14, 2019, including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by Contango-Delaware or Contango-Texas pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment to the applicable Registration Statement which indicates that all securities offered thereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in such Registration Statement and made part thereof from their respective dates of filing, excluding any information furnished under Item 7.01 or Item 2.02 of any Current Report on Form 8-K (and corresponding information furnished under Item 9.01 or included as an exhibit thereto) unless expressly indicated otherwise.

Any statement contained in a document incorporated or deemed to be incorporated by reference into a Registration Statement shall be deemed to be modified or superseded for the purposes of such Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference into such Registration Statement modifies or replaces such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the applicable Registration Statement.

Item 4 Description of Securities.

Not applicable.

Item 5 Interests of Named Experts and Counsel.

Not applicable.

Item 6 Indemnification of Directors and Officers.

Sections 8.101 and 8.105 of the TBOC permit corporations to indemnify a person who was or is a governing person, officer, employee or agent of such corporation or who serves at the corporation’s request as a representative of another enterprise, organization or employee benefit plan (an “outside enterprise”), who was, is, or is threatened to be named a respondent in a legal proceeding by virtue of such person’s position in the corporation or in an outside enterprise, but only if the person acted in good faith and reasonably believed, in the case of conduct in the person’s official capacity, that the conduct was in or, in the case of all other conduct, that the conduct was not opposed to the corporation or outside enterprise’s best interest, and, in the case of a criminal proceeding, the person had no reasonable cause to believe the conduct was unlawful. A person may be indemnified within the above limitations against judgment and expenses that are reasonable and actually incurred by the person in connection with the proceeding; however, indemnification is limited to reasonable expenses actually incurred in a proceeding in which the person is found liable to the corporation or is found to have improperly received a personal benefit and shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of the person’s duty to the corporation, breach of the person’s duty of loyalty owed to the corporation or an act or omission not committed in good faith that constitutes a breach of a duty owed by the person to the corporation. Indemnification pursuant to Section 8.101 of the TBOC can be made by the corporation only upon a determination made in the manner prescribed by Section 8.103 of the TBOC that indemnification is proper in the circumstances because the party seeking indemnification has met the applicable standard of conduct for such indemnification.

Section 8.051 of the TBOC requires a corporation to indemnify a governing person, former governing person or person serving an outside enterprise at the corporation’s request against reasonable expenses actually incurred in connection with a proceeding in which the person is a party because of the person’s corporate position, if the person was wholly successful, on the merits or otherwise, in the defense of the proceeding.

Under certain circumstances, a corporation may also advance expenses to any of the above persons. Section 8.151 of the TBOC also permits a corporation to purchase and maintain insurance or to make other arrangements to indemnify and hold harmless such persons against any liability asserted against and incurred by the person in such capacity, or arising out of the person’s status as such a person, without regard to whether the corporation would have the power to indemnify the person against the liability under applicable law.

The Certificate of Formation and Bylaws of the Contango-Texas provide for indemnification of the officers and directors to the fullest extent permitted by applicable law.

Contango-Texas has obtained directors’ and officers’ liability insurance with respect to liabilities arising out of certain matters, including matters arising under the Securities Act.

Item 7 Exemption from Registration Claimed.

Not applicable.

Item 8 Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Certificate of Formation of Contango Oil & Gas Company (incorporated by reference to Exhibit 3.3 to Contango Texas’ report on Form 8-K filed with the Securities and Exchange Commission on June 14, 2019)

4.2	Bylaws of Contango Oil & Gas Company (incorporated by reference to Exhibit 3.4 to Contango Texas’ report on Form 8-K filed with the Securities and Exchange Commission on June 14, 2019)

5.1	Opinion of Gibson, Dunn & Crutcher LLP*

23.1	Consent of Grant Thornton LLP, independent registered public accounting firm *

23.2	Consent of Gibson, Dunn & Crutcher (contained in Exhibit 5.1)*

23.3	Consent of William M. Cobb & Associates, Inc.*

23.4	Consent of W.D. Von Gonten & Co.*

23.5	Consent of Netherland, Sewell & Associates, Inc.*

24.1	Power of Attorney (included as part of signature page)*

* Filed herewith

Item 9 Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the

SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 14, 2019.

CONTANGO OIL & GAS COMPANY

By:	/s/ E. Joseph Grady
E. Joseph Grady
Senior Vice President and Chief Financial Officer

Each person whose signature appears below hereby constitutes and appoints Wilkie S. Colyer and E. Joseph Grady, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign on his behalf individually and in each capacity stated below any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents and either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Wilkie S. Colyer	President, Chief Executive Officer and Director (Principal Executive Officer)	June 14, 2019
Wilkie S. Colyer

/s/ E. Joseph Grady	Chief Financial Officer (Principal Financial Officer) and Chief Accounting Officer (Principal Accounting Officer)	June 14, 2019
E. Joseph Grady

/s/ B.A. Berilgen	Director	June 14, 2019
B.A. Berilgen

/s/ B. James Ford	Director	June 14, 2019
B. James Ford

/s/ Lon McCain	Director	June 14, 2019
Lon McCain

/s/ Joseph J. Romano	Director	June 14, 2019
Joseph J. Romano

/s/ John C. Goff	Director	June 14, 2019
John C. Goff